Exhibit 10.1

December 1, 2021

Matt Quinn

[ADDRESS]

Dear Matt,

I am very pleased to offer you the position of Chief Technology Officer at CarGurus, Inc. (“CarGurus” or the “Company”), reporting to Jason Trevisan, Chief Executive Officer. This letter will clarify the terms and conditions of your at-will employment with CarGurus, should you accept our offer.

1. Position. Your employment will begin on January 3, 2022 (the “Start Date”). Your primary place of work will be the Company’s main offices, currently located at 2 Canal Park, Cambridge, MA, 02141. We expect that you will perform the duties and responsibilities typically associated with your position, and other duties assigned to you, in a satisfactory manner and to the best of your abilities. During the course of your employment with CarGurus, your position and duties are subject to change. Also, you are required to follow the policies and procedures of the Company, as they may exist and be revised during your employment.

2. Compensation & Benefits.

(a) Your semi-monthly salary of $13,541.67, annualized at $325,000 (the “Base Salary”), will be paid semimonthly on the 15th day and last day of each month and subject to taxes and other withholdings required by law. As an exempt employee you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are expected to work the number of hours required to meet the needs of the business.

(b) You will be eligible to participate in the CarGurus Annual Incentive Plan, through which you may be eligible to earn a discretionary bonus up to $200,000, less applicable taxes and withholdings. For the current fiscal year, the amount you are eligible to earn under the CarGurus Annual Incentive Plan will be prorated based upon your start date. Whether to grant a bonus, and in what amount, are determinations to be made in the sole discretion of the Company based on a variety of factors, including, but not limited to, your performance and the Company’s performance. In order to remain eligible and receive a bonus award, if any, you must be employed by the Company at the time it makes bonus payments to employees for that year. This discretionary bonus is not intended to and shall not be deemed a “wage” under any state or federal wage hour law.

(c) You will be eligible for a one time Sign-On Bonus of $30,000 (the “Sign-On Bonus”), less applicable taxes and withholdings, to be paid as follows: (i) 50% of the Sign-On Bonus within the first sixty days from your Start Date; (ii) 25% of the Sign-On Bonus within sixty days following the six-month anniversary of your Start Date; and (iii) the remainder of the Sign-On Bonus within sixty days following the one-year anniversary of your Start Date. Should your employment with CarGurus terminate, for any reason, within 12 months, or on the one-year anniversary, of your Start Date, you will forfeit the remainder of your Sign-On Bonus (if applicable) and must immediately repay to CarGurus the Sign-On Bonus (or portion(s) thereof) that you received. In the event of such termination, CarGurus may, in its discretion, also deduct any unreturned Sign-On Bonus amount from any compensation, severance, commission or other amount due to you, subject to applicable laws.

(d) You will be eligible to participate in the Company’s benefit plans on your first day of employment. Your participation in these plans will be subject to the terms of the applicable plan documents and generally applicable policies of the Company, as the same may be in effect from time to time. No representation is made, however, that any specific benefits now available will continue or that any other benefits will be made available. During your first two (2) years of employment with the Company, you will be entitled to four (4) weeks’ paid vacation annually at such reasonable times as you and the Company may determine. Commencing with your third year of employment with the company, you will be entitled to the number of paid vacation days annually in accordance with the Company’s then standard vacation and paid time off policies. Additional information regarding the Company’s benefit plans will be provided under separate cover.

3. Eligibility to Participate in Omnibus Incentive Compensation Plan. You will be eligible to participate in the Company’s Omnibus Incentive Compensation Plan (the “Plan”), under which the Company grants to employees nonqualified stock options (“Options”) and restricted stock units (“RSUs”) that are subject to service- and performance-based vesting conditions. We are prepared to recommend to the Company’s Board of Directors (or its committee) an award to you of one-time grants consisting of: (i) RSUs subject to service-based vesting conditions representing shares of the Company’s Class A common stock with an award value of $1,000,000 (the “RSU Award Value”); (ii) RSUs subject to performance-based vesting conditions (“PSUs”), the target amount of which shall represent shares of the Company’s Class A common stock with an award value of $500,000 (the “PSU Award Value”); and (iii) Options to purchase the number of shares of the Company’s Class A common stock with an award value of $500,000 (the “Options Award Value”), subject to service-based vesting conditions and a maximum term of ten years. Any such grants of RSUs, PSUs and Options are subject to the approval of the Company’s Board of Directors (or its committee) and to the terms and conditions of the Plan and the RSU, PSU or Option grant agreement (as applicable) on the form for executive officers evidencing the terms and conditions of such grant, including the applicable vesting schedule, acceleration provisions and – in the case of PSUs – the performance goals, performance period(s) and maximum number of PSUs that may be earned over such period(s). The Board of Directors (or its committee) retains the discretion to change the RSU Award Value, PSU Award Value and/or Options Award Value, or to determine not to grant any RSUs, PSUs and/or Options to you whatsoever. The number of RSUs to be awarded to you will be based on dividing the RSU Award Value by the closing price of CarGurus’ Class A common stock on the Nasdaq Stock Market on the grant approval date, rounded down to the nearest whole share. The target number of PSUs to be awarded to you will be based on dividing the PSU Award Value by the closing price of CarGurus’ Class A common stock on the Nasdaq Stock Market on the grant approval date, rounded down to the nearest whole share. The number of shares of the Company’s Class A Common Stock underlying the Options to be awarded to you will be based on the Black-Scholes value on the grant approval date, rounded down to the nearest whole share.

4. Modification of Compensation and Incentive Plans. The Company reserves the right, in its sole discretion, to modify, change or eliminate, on a prospective basis, the compensation, bonus and incentive plans, as applicable, addressed in Sections 2 and 3 above.

5. Protection of the Company’s Confidential Information and Goodwill. In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its goodwill with its clients and business partners, including vendors, suppliers and others, you are required to sign the Company’s standard Protection of Confidential Information Agreement (“NDA”), a copy of which is attached to this letter. The terms and conditions of the NDA will remain in effect regardless of any change in the nature of your duties, compensation or employment with the Company and its affiliates.

6. Representations and Warranties. You represent that you are not bound by any employment contract, restrictive covenant or other restriction that may prevent you from entering into employment with, or carrying out your responsibilities for, CarGurus, or that is in any way inconsistent with the terms of this offer letter. Also, we understand that you may have an obligation to your present and/or prior employers to safeguard their confidential information. The Company respects these obligations, and expects you to honor them as well. You should not bring with you to the Company, or use in the performance of your responsibilities for the Company, any confidential information of any current or former employer.

7. Proof of Legal Right to Work; Background Check; NDA.

(a) As a condition of employment, you will be required to provide us with proof of your identity and legal authorization to work in the United States. You will receive an email from HireRight to complete your Form I-9. Please bring the appropriate documents listed on this form with on your Start Date. If you fail to submit such proof, federal law prohibits us from commencing employment.

(b) As a condition of employment, you will also be required to execute the NDA on or prior to your Start Date.

(c) In addition, CarGurus conducts a background investigation on all new employees, which includes, but is not limited to, previous employment, education, and criminal history. Your employment is contingent on our review of the results of such investigation.

8. Payment on Termination by the Company without Cause or by you for Good Reason. Should your employment be terminated by the Company without “Cause” (as that term is defined in the NDA) or by you for “Good Reason” (as defined below), then in addition to payment of all wages earned through the effective date of such termination (the “Termination Date”), which will be made on or about the Termination Date, and subject to (i) your signing a Separation Agreement and Release in a form and manner satisfactory to the Company, as further described below; and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Termination Date (or such shorter period as set forth in the Separation Agreement and Release), including any applicable seven (7) business day revocation period provided therein:

(a) the Company will pay you an amount equal to nine (9) months of your Base Salary (the “Severance Amount”);

(b) subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the nine (9)-month anniversary of the Termination Date; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to you for the time period specified above (the “COBRA Subsidy”). Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 8, to the extent taxable, will be paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment will include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Your receipt of the Severance Pay and COBRA Subsidy will be conditional on your signing (and, if applicable, not revoking) a Separation Agreement and Release in a form acceptable to the Company, including a general release of claims against the Company and all related persons and entities, a reaffirmation of all of your post-employment obligations under the NDA, and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement substantially similar to or the same as the noncompetition provision of the NDA. Further, the Separation Agreement and Release will provide that if you breach the NDA, all payments of the Severance Amount and COBRA Subsidy will immediately cease and be recoverable by the Company.

For purposes of this letter, “Good Reason” means you have complied with the Good Reason Process (as defined below) following the occurrence of any of the following events, without your consent: (i) a material diminution in the your title, responsibilities, authority or duties; (ii) a material diminution in your base salary or target bonus, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the principal geographic location at which you provide services to the Company (with the exception of travel related to your duties to the Company); or (iv) the material breach by the Company of the written employment agreement, offer letter or severance agreement between you and the Company; and “Good Reason Process” means (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9. Nature of Relationship; Choice of Law. While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, your employment with the Company is at will, which means that both you and the Company remain free to end the employment relationship at any time and for any reason. Accordingly, this letter shall not be construed as an agreement, either express or implied, to employ you for any particular term, and does not alter the Company’s at will employment policy with respect to your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit, beyond the end of your employment with the Company, other than any payments for which you may become eligible by operation of Section 8.

If you will regularly perform your duties at any of the Company’s business locations in Massachusetts, then all aspects of your employment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law rules thereof. If you reside and you will regularly perform your duties for the Company outside of Massachusetts, then all aspects of your employment (except for the NDA, which in such case would be governed by Delaware law), shall be governed by and construed in accordance with the laws of state where you reside.

Matt, we look forward to you joining our organization. In order to confirm your intention to commence employment with CarGurus on the Start Date on the terms set forth in this letter, please sign one copy of this letter and the NDA and return them to me. The other copy is for your records. If you have any questions, please do not hesitate to speak with me.

Sincerely,

/s/ Jason Trevisan

Jason Trevisan

Chief Executive Officer

CarGurus, Inc.

ACKNOWLEDGEMENT AND AGREEMENT

I agree with the terms of this letter and will commence employment on the Start Date on the terms set forth in this letter.

/s/ Matt Quinn 12/1/2021

Matt Quinn Date